Exhibit 4.2

Accession Letter to the Senior Multicurrency Revolving Facility Agreement dated December 17, 2013

ACCESSION LETTER

To:	Barclays Bank PLC as Agent for the Finance Parties (each as defined in the Facility Agreement referred to below); and

Barclays Bank PLC as Security Trustee for itself and each of the other parties to the Intercreditor Agreement referred to below.

From:	InterXion Sverige AB and InterXion Holding N.V.
Dated: 17	December 2013

Dear Sirs

InterXion Holding N.V. – EUR 100,000,000 Facility Agreement

dated 17 June 2013 (as amended or as amended and restated

from time to time) (the “Facility Agreement”)

Intercreditor agreement (the “Intercreditor Agreement”) dated 3 July 2013

(as amended or as amended and restated from time to time) between, amongst others,

Barclays Bank PLC as security trustee and as Revolving Agent, the Creditors and the Debtors (each as defined in the Intercreditor Agreement).

1.	We refer to the Facility Agreement and to the Intercreditor Agreement. This deed (the “Accession Letter”) shall take effect as an Accession Letter for the purposes of the Facility Agreement and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in paragraphs 1 to 3 of this Accession Letter unless given a different meaning in this Accession Letter.

2.	InterXion Sverige AB agrees to become an Additional Guarantor and to be bound by the terms of the Facility Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional Guarantor pursuant to Clause 26.4 (Additional Guarantors) of the Facility Agreement. InterXion Sverige AB is a company duly incorporated under the laws of Sweden and is a limited liability company and registered number 556580-9588.

Any guarantee by InterXion Sverige AB under any Finance Document (including but not limited to Clause 19 of the Facility Agreement) (a “Guarantee”) in respect of obligations owed by parties other than itself and its wholly-owned subsidiaries (as defined in the Swedish Companies Act (Aktiebolagslagen)) shall be limited if (and only if) and to the extent required by an application of the provisions of the Swedish Companies Act regulating distribution of assets (including profits and dividends and any other form of transfer of value (värdeöverföring) within the meaning of the Swedish Companies Act) provided that all steps open to InterXion Sverige AB and all its shareholders to authorise its obligations under the Finance Documents have been taken. It is agreed that a Guarantee only applies to the maximum extent permitted by the above mentioned provisions of the Companies Act.

3.	InterXion Sverige AB’s administrative details for the purposes of the Facility Agreement and the Intercreditor Agreement are as follows:

Address: Esbogatan 11, 164 74 Akalla Kista, Sweden

Fax No.: +46 859 464 051

Attention: Peder Bank

4.	InterXion Sverige AB (for the purposes of this paragraph 4, the “Acceding Debtor”) intends to give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the Intercreditor Agreement (the “Relevant Document”).

IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Letter, bear the same meaning when used in this paragraph 4.

(b)	The Acceding Debtor and the Security Trustee agree that the Security Trustee shall hold:

(i)	any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Document;

(ii)	all proceeds of that Security; and

(iii)	all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Trustee (in the Relevant Document or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Document or otherwise) in favour of the Security Trustee, on trust or as agent for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)	The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION LETTER has been signed on behalf of the Security Trustee (for the purposes of paragraph 4 above only) and signed on behalf of the Obligors’ Agent and executed as a deed by InterXion Sverige AB and is delivered on the date stated above.

EXECUTED AS A DEED

InterXion Sverige AB By: in the presence of	Signature of Witness

Name of Witness Address of Witness Occupation of Witness

InterXion Holding N.V.

By:

Barclays Bank PLC

By: